SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12


                          AVONDALE INDUSTRIES, INC.
               (Name of Registrant as Specified In Its Charter)

               Board of Directors of Avondale Industries, Inc.
     (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (Check appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined.):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:


[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

      Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:


                    Avondale Industries, Inc.
                         5100 River Road
                    Avondale, Louisiana  70094

                  ______________________________


             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                  ______________________________


TO THE SHAREHOLDERS OF AVONDALE INDUSTRIES, INC.:

     The Annual Meeting of Shareholders of Avondale Industries, Inc. will be held at 10:00 a.m. local time on Friday, May 23, 1997, at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022, to elect two directors, consider a stock incentive plan, consider such of the three shareholder proposals described in the proxy statement as are presented at the Annual Meeting, and transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on April 10, 1997, are entitled to notice of, to vote at, and to attend the Annual Meeting.

     Shareholders are cordially invited to attend the meeting. If you are unable to attend in person and wish to have your stock voted, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. Your proxy may be revoked by appropriate notice to the Secretary at any time before it is voted.

                              BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ Thomas M. Kitchen

                                       Thomas M. Kitchen
                                           Secretary


Avondale, Louisiana
April 17, 1997


                    Avondale Industries, Inc.
                         5100 River Road
                    Avondale, Louisiana  70094

                          April 17, 1997


                         PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Avondale Industries, Inc. (the "Company") in connection with the solicitation on behalf of its Board of Directors of proxies for use at the Annual Meeting of Shareholders of the Company on Friday, May 23, 1997, at 10:00 a.m. local time, at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022, and at any adjournment thereof (the "Annual Meeting").

     Only shareholders of record at the close of business on April 10, 1997 are entitled to notice of, to vote at, and to attend the Annual Meeting. On that date, the Company had outstanding 14,493,211 shares of common stock, $1.00 par value per share (the "Common Stock"), with each share being entitled to one vote with respect to each matter considered at the Annual Meeting.

     The enclosed proxy may be revoked by a shareholder at any time prior to its exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will also be deemed revoked if the shareholder votes in person at the Annual Meeting.

     This Proxy Statement is first being mailed to shareholders on or about April 17, 1997, and the Company will bear the cost of soliciting proxies hereunder. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegraph, facsimile or e-mail. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and the Company will, upon request, reimburse them for their expenses in so acting. In addition, proxies will be solicited by Georgeson & Company, Inc., an investor relations firm paid $8,000 plus its out-of-pocket expenses to assist the Company in the solicitation of proxies.

                      ELECTION OF DIRECTORS
             (Item 1 on the accompanying proxy card)

     The Company's Articles of Incorporation and By-laws provide for a Board of Directors of seven persons allocated among three classes of directors who serve three-year staggered terms, with one class elected at each annual shareholders' meeting. The term of one class of two directors expires at the Annual Meeting. Accordingly, proxies cannot be voted for more than two persons.

     Unless authority to vote for the election of directors is withheld, the persons named in the enclosed proxy will vote all shares represented by the proxies received by them for the election of each of the below-named persons who have been proposed for election by the Board of Directors. In accordance with the Company's By-laws, if either of these nominees declines or should become unable to serve for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is designated, the number of authorized directors will be automatically reduced by the total number of nominees withdrawn from consideration. Directors are elected by plurality vote.

     The following table sets forth certain information relating to the directors of the Company as of April 1, 1997, including their beneficial ownership of shares of Common Stock as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Unless otherwise indicated, (i) each director has been engaged in the principal occupation shown for more than the past five years and (ii) the shares shown as being beneficially owned are held with sole voting and investment power.

Proposed Nominees for Election:

Name, Age, Principal Occupation    Nominated
     and Directorships in          For Term  Director    Number of Shares
   Other Public Corporations       Expiring    Since   Beneficially Owned(1)
--------------------------------   --------- --------  --------------------

Albert L. Bossier, Jr., 64            2000     1985          220,410(3)
    Chairman of the Board, Chief
    Executive Officer, and
    President of the Company(2)

Hugh A. Thompson, 62                  2000     1988            2,500
    Emeritus Professor of
    Mechanical Engineering,
    Emeritus Dean of Engineering,
    School of Engineering, Tulane
    University (4)

The Board of Directors recommends a vote FOR each of the proposed nominees.

Other Directors:

Name, Age, Principal Occupation      Serving
     and Directorships in              Term    Director    Number of Shares
   Other Public Corporations         Expiring    Since   Beneficially Owned(1)
-------------------------------      --------  --------  --------------------
Vice Admiral Francis R. Donovan, 62    1998      1994            --
     Retired, U.S. Navy; President,
     Designers and Planners,
     Inc.(5)

William A. Harmeyer, 76                1998      1993           500
     Retired; Vice President of the
     Company until 1986

Thomas M. Kitchen, 49                  1998      1987       116,409(6)
     Vice President, Chief
     Financial Officer and
     Secretary of the Company(2)

Anthony J. Correro, III, 55            1999      1988           500
     Partner, Correro Fishman
     Haygood Phelps Weiss Walmsley
     & Casteix, L.L.P. (law
     firm)(7)

Kenneth B. Dupont, 58                  1999      1987        34,033(8)
     Vice President of the
     Company;(2)

All directors and executive                                 374,344
officers as a group
(7 persons)
_____________________________
(1) None of the proposed nominees or directors beneficially owns in excess of one percent of the Common Stock, except Mr. Bossier, who beneficially owns approximately 1.5%. The 374,344 shares of Common Stock beneficially owned by all directors and executive officers as a group constitute approximately 2.6% of the Common Stock.

(2) Messrs. Bossier, Kitchen and Dupont are the executive officers of the Company for whom compensation information is disclosed in this Proxy Statement.

(3) Includes 8,776 shares allocated to Mr. Bossier's ESOP account and 100,215 shares that he has the right to acquire under currently exercisable stock options.

(4) From 1991 to 1996, Dr. Thompson was a Professor of Engineering at, and from 1976 to 1991 Dr. Thompson was the Dean of, the School of Engineering of Tulane University, from which he retired in 1996.

(5) Until August 31, 1992, Admiral Donovan was on active duty with the U.S. Navy, most recently as Commander, Military Sealift Command. Since September 1992, he has served as a consultant to various companies on maritime issues, and from November 1994 to June 1996 he was employed as Strategic Mobility Coordinator, PRC Inc., an information technology company. Since July 1996 he has served as President of Designers and Planners, Inc., a marine engineering, naval architecture and environmental planning firm.

(6) Includes 4,424 shares allocated to Mr. Kitchen's ESOP account and 59,160 shares that he has the right to acquire under currently exercisable stock options.

(7) For more than five years prior to June 1994, Mr. Correro was a partner in the law firm of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. Mr. Correro is also a director of Campo Electronics, Appliances and Computers, Inc.

(8) Includes 3,829 shares allocated to Mr. Dupont's Avondale Employee Stock Ownership Plan ("ESOP") account and 17,000 shares that he has the right to acquire under currently exercisable stock options.


     During 1996, the Board of Directors held nine meetings. Each director attended at least 75% of the aggregate number of meetings held during 1996 of the Board and any committees of which he was a member. Members of the Board who are not officers receive an annual fee of $12,000 and an additional fee of $1,500 for each meeting of the Board or committee thereof attended, all or a portion of which they are permitted to defer under a Directors' Deferred Compensation Plan. Deferred fees earn interest at a rate of 8.5% per annum compounded annually, and are payable in five equal installments or a lump sum upon the earliest of the director's resignation, removal, attainment of age 65, or death. The provisions of the plan, including the interest rate payable on deferred fees, may be amended at any time by the Board of Directors. In addition to the foregoing directors' fees, each director is reimbursed for expenses incurred in attending meetings.

     The Board has an Audit Committee, of which Messrs. Correro, Harmeyer and Thompson are members, that coordinates communications between non-committee directors and the Company's management, independent public accountants and internal auditors with respect to financial accounting, reporting and controls, assists the Board in fulfilling its fiduciary responsibilities as to the accounting policies and reporting practices and the sufficiency of auditing relative thereto of the Company, and ensures the independence of the Company's independent accountants, the integrity of management and the adequacy of disclosure to shareholders. The Audit Committee met twice during 1996. The Board also has a Compensation Committee, of which Admiral Donovan and Mr. Thompson are members, that determines the general compensation policies of the Company, determines the compensation to be paid to the executive officers of the Company and administers the Company's Performance Share Plan and Stock Appreciation Plan. The Compensation Committee met five times during 1996.

     The Board of Directors does not have a nominating committee. Any shareholder desiring to nominate persons for election to the Board must comply with the procedures set forth in the Company's Articles of Incorporation ("Articles") and By-laws. Such nominations must be made by written notice delivered to the Company's Secretary at its principal executive offices, 5100 River Road, Avondale, Louisiana 70094, and generally must be received no later than the close of business on the tenth day following the date on which notice of the annual meeting is mailed; provided that if notice or public disclosure of the date of the meeting is given or made to shareholders more than 55 days prior to the meeting, such nominations must be delivered to the Company's Secretary not less than 45 days nor more than 90 days prior to the meeting. The notice must include the following information with respect to each person the shareholder proposes to nominate: (i) the name, age, business address and residential address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Company of which such person is the beneficial owner (determined in accordance with Article VA. of the Company's Articles), and (iv) any other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to Regulation 14A under the Exchange Act. The notice must also include the following information with respect to the shareholder giving the notice:
(i) the name and address of such shareholder and (ii) the class and number of shares of capital stock of the Company of which such shareholder is the beneficial owner (determined in accordance with Article VA.).


                      PRINCIPAL SHAREHOLDERS

     The following persons are, to the knowledge of the Company, the only persons that beneficially owned, as of April 1, 1997, more than five percent of the Common Stock, calculated in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

                                      Number of Shares     Percent of
Name and Address                     Beneficially Owned       Class
----------------------------------   ------------------    ----------
Blanche S. Barlotta, R. Dean Church      2,953,362(1)         20.4%
 and Rodney J. Duhon, Jr., as
 Trustees of the Avondale Employee
 Stock Ownership Trust
 P. O. Box 50280
 New Orleans, Louisiana 70150

Pioneering Management Corporation        1,199,500(2)          8.3%
  60 State Street
  Boston, Massachusetts 02109-1820

Mellon Bank Corporation                  1,119,000(3)          7.7%
  One Mellon Bank Center
  Pittsburgh, PA  15258

____________
(1) The right to vote shares allocated to an ESOP participant's account is passed through to the participant. There are currently no unallocated shares other than a nominal number of shares that have been forfeited by participants since January 1, 1997. Voting rights of unallocated shares are exercised by the ESOP Trustees at the direction of the ESOP Administrative Committee, the members of which are the three ESOP Trustees and two other officers of the Company, Ernest F. Griffin, Jr. and Eugene E. Blanchard, Jr. Investment power over the ESOP shares is exercised by the ESOP Trustees at the direction of the ESOP Administrative Committee, provided the ESOP Trustees determine such direction to be consistent with their fiduciary duties.

(2) Based solely upon information contained in a Schedule 13G filed by Pioneering Management Corporation. Pioneering Management Corporation is an investment adviser registered under the Investment Advisers Act of 1940 and shares investment power with respect to all of the shares reported.

(3) Based solely upon information contained in a Schedule 13G filed by Mellon Bank Corporation. Mellon Bank Corporation shares dispositive power with respect to 716,000 of the shares reported.

                             _________________________

                               EXECUTIVE COMPENSATION

Summary of Executive Compensation

     The following table sets forth certain information regarding the compensation of the Company's Chief Executive Officer and each of the Company's other executive officers.

                          SUMMARY COMPENSATION TABLE

                                         Annual
                                      Compensation
                                      ------------
        Name and                                            All Other
  Principal Positions        Year   Salary(1)     Bonus    Compensation
  -------------------        ----   ---------     -----    ------------
Albert L. Bossier, Jr.       1996   $ 684,821   $ 173,870   $ 10,702(2)
 Chairman of the Board,      1995     643,632     216,453     10,820
 Chief Executive Officer     1994     621,864      46,640     12,425
 and President

Thomas M. Kitchen            1996     320,415      81,351      7,660(3)
 Vice President, Chief       1995     301,152     101,277      8,595
 Financial Officer and       1994     290,952      21,821     10,080
 Secretary

Kenneth B. Dupont            1996     240,231      60,993      6,423(4)
 Vice President              1995     225,768      75,926      5,785
                             1994     218,112      16,358      3,329
______________________________
(1) Includes a lump sum payment equal to 2.8% of salary in lieu of a general increase made to all employees in 1996.

(2) Consists of $1,902 in medical expense reimbursement and $8,800 in group life and disability insurance premiums.

(3) Consists of $560 in medical expense reimbursement and $7,100 in group life and disability insurance premiums.

(4) Consists of $1,323 in medical expense reimbursement and $5,100 in group life and disability insurance premiums.
                             _________________________

Stock Options and Stock Appreciation Rights

     The following table sets forth certain information concerning the exercise of options and stock appreciation rights during 1996 and unexercised options and stock appreciation rights on December 31, 1996.


           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES

                                                   Number of securities         Value of Unexercised
                                                  underlying unexercised     In-the-Money Options/SARs
                         Shares                  options/SARs at 12/31/96          at  12/31/96
                        acquired     Value    -----------------------------  --------------------------
      Name             on exercise  realized  Exercisable(1)  Unexercisable  Exercisable  Unexercisable
      ----             -----------  --------  --------------  -------------  -----------  -------------
Albert L. Bossier, Jr.    10,710    $49,121      129,251             0        $ 585,451      $  0

Thomas M. Kitchen              0          0       59,160             0          169,731         0

Kenneth B. Dupont              0          0       17,000             0           78,175         0

_____________________________
(1) All options are in tandem with stock appreciation rights except options of Mr. Bossier with respect to 29,036 shares.


Pension Plans

   Messrs. Bossier, Kitchen and Dupont participate in a qualified defined-benefit pension plan (the "Qualified Pension Plan"), a non-qualified supplemental pension plan (the "Supplemental Pension Plan") and a non-qualified executive excess retirement plan (the "Excess Retirement Plan").

   The following table reflects the aggregate annual benefits under the Qualified Pension Plan, Supplemental Pension Plan and Excess Retirement Plan that an executive officer with the years of service and average annual earnings (as calculated in accordance with the Qualified Pension Plan and Supplemental Pension Plan) indicated can expect to receive under the plans upon retirement at age 65. The benefits under the Qualified Pension Plan and the Excess Retirement Plan are not subject to reduction for Social Security but are offset by the actuarially equivalent value of the shares of Common Stock and other assets allocated to the ESOP account of each participant. This offset is not reflected in the table below.

                  Avondale Industries, Inc.
             Estimated Annual Retirement Benefits
             (Before Reduction for ESOP Benefits)
                               Years of Service
Average   -----------------------------------------------------------------
 Annual       15         20         25         30         35         40
Earnings     years      years      years      years      years      years
--------     -----      -----      -----      -----      -----      -----
$250,000  $  93,750  $ 112,500  $ 131,250  $ 150,000  $ 168,750  $ 187,500
 300,000    112,500    135,000    157,500    180,000    202,500    225,000
 350,000    131,250    157,500    183,750    210,000    236,250    262,500
 400,000    150,000    180,000    210,000    240,000    270,000    300,000
 450,000    168,750    202,500    236,250    270,000    303,750    337,500
 500,000    187,500    225,000    262,500    300,000    337,500    375,000
 550,000    206,250    247,500    288,750    330,000    371,250    412,500
 600,000    225,000    270,000    315,000    360,000    405,000    450,000
 650,000    243,750    292,500    341,250    390,000    438,750    487,500
 700,000    262,500    315,000    367,500    420,000    472,500    525,000
 750,000    281,250    337,500    393,750    450,000    506,250    562,500
 800,000    300,000    360,000    420,000    480,000    540,000    600,000
 850,000    318,750    382,500    446,250    510,000    573,750    637,500
 900,000    337,500    405,000    472,500    540,000    607,500    675,000
 950,000    356,250    427,500    498,750    570,000    641,250    712,500

     Compensation covered by the plans consists of salary, bonus and an automobile allowance. Covered compensation for Messrs. Bossier, Kitchen and Dupont equals the amount reported in the Summary Compensation Table under the heading "Annual Compensation" plus the automobile allowance. Messrs. Bossier, Kitchen and Dupont have 40, 19 and 33 years of service, respectively, under each of the plans.

Employment and Change in Control Agreements

     All amounts set forth under "Salary" in the Summary Compensation Table (other than amounts set forth in footnote 1 thereto) were paid under employment agreements between the Company and each executive officer (the "Employment Agreements") which provide for base salaries and for annual bonuses as determined by the Board of Directors. The term of the Employment Agreements has been extended to December 31, 1999. After December 31, 1999, the Employment Agreement of each executive officer continues from year to year, subject to the right of the Company or the employee to terminate such Employment Agreement without cause at December 31, 1999 or on any subsequent December 31 (a "normal termination date"), by giving at least 60 days prior written notice to the other. Termination of employment that is properly effected by either party with respect to a normal termination date is not a breach of the Employment Agreement. Under the Employment Agreements, base salaries may be increased but not decreased by the Board and bonuses are fixed from time to time by the Board, provided that Mr. Bossier may not be paid a bonus in an amount less than the bonus paid for the immediately preceding year. For fiscal year 1995 and for any year for which the Management Incentive Plan adopted by the Compensation Committee in early 1995 is in effect, Mr. Bossier has waived his bonus rights under his Employment Agreement with the understanding that he would instead receive the bonus that he may become entitled to receive under the terms of such Plan.

     Under the Employment Agreements, if the employment of an executive officer is terminated by him for certain specified reasons or by the Company (at any time other than a normal termination date) for any reason other than cause (as defined therein), the executive officer is entitled to a lump sum severance payment equal to three times the sum of his annual salary and annual bonus, which amount is reduced if the executive officer's employment is terminated after age 62. If the employment of any of Messrs. Bossier, Kitchen or Dupont is terminated under circumstances giving rise to their entitlement to claim their severance benefits, the lump sum severance payments to which each would currently be entitled are approximately $224,000, $1,200,000 and $885,000, respectively.

     The severance benefits payable under the Employment Agreements also include the continuation of health and insurance benefits, and supplemental lump sum pension benefits. These supplemental pension benefits are based upon compensation and are reduced by benefits earned under the Qualified Pension Plan. If supplemental pension benefits are paid as part of an executive officer's severance benefits under an Employment Agreement, benefits otherwise payable to him under the Excess Retirement Plan are reduced. To the extent that any executive officer had shares of Common Stock withheld from allocation to his ESOP account because of the limits imposed by the Internal Revenue Code, the Company has agreed to pay to him the fair market value of such shares upon termination of his employment.

     Each of Messrs. Bossier, Kitchen and Dupont is a party to a change in control agreement with the Company. The agreements provide for the payment of certain benefits upon an involuntary or constructive termination of the officers' employment, except for cause, within three years following a change in control. Benefits payable under the change in control agreements include a cash payment in an amount equal to three times salary plus bonus, continued health and life insurance benefits for three years after termination and accelerated vesting under the Company's supplemental retirement plans. To the extent payments are made under these change in control agreements, no severance payments will be made under the Employment Agreements.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee of the Board of Directors are Mr. Thompson and Admiral Donovan, neither of whom is, or was formerly, an officer or employee of the Company or any of its subsidiaries, nor has or has had any other significant relationship with the Company. The Compensation Committee determines the general compensation policies of the Company, determines the compensation to be paid to the executive officers of the Company and administers the Company's Performance Share Plan and Stock Appreciation Plan. No executive officer of the Company served in the last fiscal year as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee.

Compensation Committee Report on Executive Compensation

     The Compensation Committee (the "Committee") of the Board of Directors furnished the following report with respect to compensation paid to the executive officers of the Company in 1996.

     Under the By-laws of the Company, the Committee, which is required to be made up of outside independent directors, determines the general compensation policies of the Company, determines the compensation to be paid to the executive officers of the Company and administers the Company's stock incentive plans.

     As disclosed under the heading "Executive Compensation - Employment and Change in Control Agreements," each of the Company's three executive officers has an employment agreement with the Company that, as extended by the Committee in December 1996, may not be terminated prior to December 31, 1999 and that provides among other things, that the Board of Directors has only the authority to increase, and not decrease, each executive officer's base salary as compared to the amount paid during the immediately preceding year. The decision by the Committee to extend the contracts recognized such persons' significant contributions to the improvement in the Company's financial position and performance during 1996, evidenced by the successful procurement in December 1996 of the LPD-17 contract by a Company-led alliance, as well as additional shipbuilding backlog, the significant increase in the Company's profits and the substantial increase in shareholder value during 1996. The Committee also believes that the extension of the Employment Agreements will assure that the Company will continue to benefit from this management group's experience in order to meet future challenges and opportunities in the shipbuilding industry, including opportunities for the Company to compete for potential commercial shipbuilding opportunities and other shipbuilding initiatives of the U.S. Navy.

     Compensation paid to the three executive officers during 1996 essentially consisted of two components, annual salary and a performance-based cash bonus payable pursuant to a Management Incentive Plan adopted by the Committee in early 1995 in which the executive officers participate. With respect to salaries, the named executive officers and all other employees were given an increase of approximately 3.5% during 1996, reflecting a cost of living adjustment. In lieu of a salary increase for 1997, the executive officers and all other employees received a lump-sum payment equal to 2.8% of salary in December 1996. The bonuses paid to the executive officers were calculated as a percentage of base salary in accordance with a formula established by the Committee at the beginning of 1995. The formula for 1996 was based on the Company achieving certain targets with respect to the following criteria (in order of weight given by the Committee): operating profit less interest charges, profit estimates at contract completion, direct man hour estimates at contract completion, direct material estimates at contract completion and composite labor rates. The formula called for the bonus to be earned by the executive officers in increments of 1% of their base salary based on their degree of success in achieving the targets. If all of the targets established at the beginning of 1996 had been achieved but not exceeded, then the bonuses payable to the executive officers would have been approximately 25% of their respective base salaries. Although the Company exceeded certain of the pre-established targets, application of the formula resulted in a bonus paid of 25% of their respective base salaries. For future years, the Committee may establish different performance goals, criteria and formulas for calculation of the bonus.

     Although no stock options or other stock-based awards were granted to executive officers in 1996, each of the executive officers continues to hold stock options granted in earlier years. In addition, if the 1997 Stock Incentive Plan is approved by shareholders at the Annual Meeting, the Committee intends to grant options to executive officers in 1997 and to utilize stock compensation as a significant component of executive compensation in the future. See "Proposal to Approve the Avondale Industries, inc. 1997 Stock Incentive Plan."

     Under Section 162(m) of the Internal Revenue Code, publicly held companies may be prohibited from deducting as compensation expense for federal income tax purposes total compensation paid in a single year to an officer that is in excess of $1 million. When making its future compensation decisions, the Compensation Committee intends to consider the effects of Section 162(m) on the Company.



          Hugh A. Thompson              Francis R. Donovan


Performance Graph

     The graph and corresponding table below compare the cumulative total shareholder return on the Company's Common Stock from December 31, 1991 to December 31, 1996 with the cumulative total return on a NASDAQ index and a peer group index, in each case assuming the investment of $100 on December 31, 1991 at the closing price on that date and reinvestment of dividends. The peer group index consists of Bethlehem Steel Co., General Dynamics Corp., Litton Industries, Inc., McDermott International Inc., Tenneco Inc., Todd Shipyards Corp. and Trinity Industries Inc., and the returns of each issuer are weighted according to its stock market capitalization at the beginning of each period for which a return is indicated.



                       [insert graph here]


                    Cumulative Total Shareholder Return
   Index                        December 31,
   -----       __________________________________________________
               1991     1992     1993     1994     1995     1996
               ----     ----     ----     ----     ----     ----
The Company   100.00    50.58   178.79   187.88   351.52   521.21
Peer Group    100.00   147.79   235.26   212.12   257.98   288.84
NASDAQ        100.00   100.98   121.13   127.17   164.96   204.98
              ___________________________________________________


                       CERTAIN TRANSACTIONS

     The  law firm of Blue Williams, L.L.P., of which a son of Mr. Albert
L. Bossier, Jr., a director and the chief executive officer of the Company, is one of the partners, was paid $885,285 in 1996 by the Company for legal services rendered. The law firm of Correro Fishman Haygood Phelps Weiss Walmsley & Casteix, L.L.P., of which Mr. Correro, a director of the Company, is one of the partners, was retained by the Company to render a nominal amount of legal services in 1996.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, executive officers and 10% shareholders to file with the Securities and Exchange Commission initial reports of beneficial ownership, and changes in beneficial ownership, of the Common Stock of the Company. In February 1996 the Avondale Industries, Inc. Employee Stock Ownership Plan ("ESOP") sold stock in a public offering. As a result, a Statement of Changes in Beneficial Ownership on Form 4 ("Form 4") was required to have been filed by each of the members of the Administrative Committee of the ESOP by March 10, 1996. However, the determination of the actual number of shares sold out of each participant's account was not finalized until after March 10, 1996, at which time a Form 4 was filed by each of Blanche S. Barlotta, Eugene E. Blanchard, Jr., Ronald Dean Church, Rodney J. Duhon, Jr. and Ernest F. Griffin, Jr., to report sales of shares of Common Stock from each of their ESOP accounts on February 12, 1996 and February 23, 1996.


        PROPOSAL TO APPROVE THE AVONDALE INDUSTRIES, INC.
                    1997 STOCK INCENTIVE PLAN
             (Item 2 on the accompanying proxy card)

General

        The Board of Directors of the Company strongly believes that the growth of the Company depends upon the efforts of its directors, officers and key employees and that directors, officers and key employees are best motivated to put forth maximum effort on behalf of the Company if a part of their financial reward is tied to the performance of the Company's Common Stock. In accordance with this philosophy, the Avondale Industries, Inc. 1997 Stock Incentive Plan (the "Plan") was adopted by the Board of Directors, subject to approval by the shareholders at the Annual Meeting. The principal features of the Plan are summarized below. This summary is qualified in its entirety, however, by reference to the Plan, which is attached to this Proxy Statement as Exhibit A.

        Key employees of the Company (including officers and directors who are also full-time employees of the Company) will be eligible to receive awards ("Incentives") under the Plan when designated by the Compensation Committee. The Company currently has approximately 35 employees eligible to be granted Incentives under the Plan. Incentives under the Plan may be granted in any one or a combination of the following forms: (a) incentive stock options and non-qualified stock options; (b) stock appreciation rights; (c) restricted stock; and (d) performance shares.

        Directors of the Company who are not also full-time employees of the Company ("Outside Directors") will automatically be granted non-qualified stock options through the Plan on an annual basis. The Company currently has four Outside Directors.

Purpose of the Proposal

        The Board of Directors is committed to creating and maintaining a compensation system based to a significant extent on grants of equity-based awards. The Board of Directors believes that providing directors, members of management and key personnel with a proprietary interest in the growth and performance of the Company stimulates individual performance while simultaneously enhancing shareholder value. The Board further believes that the Plan will provide the Company with the ability to attract, retain and motivate key personnel and directors in a manner that is tied to the interests of shareholders.

Terms of the Plan

        Shares Issuable through the Plan. A total of 1,430,000 shares of Common Stock is authorized to be issued under the Plan, representing approximately 10% of the outstanding shares of Common Stock. Incentives with respect to no more than 45,000 shares of Common Stock may be granted through the Plan to a single participant in a calendar year. There are currently options to acquire 197,368 shares outstanding under the Company's Stock Appreciation Plan, substantially all of which expire in mid-1999, and no additional awards may be granted thereunder. The Committee intends that the total of outstanding options granted under the Stock Appreciation Plan plus Incentives outstanding under the Plan will at no time exceed 10% of the outstanding shares of Common Stock. The closing sale price of a share of Common Stock, as reported by the Nasdaq National Market on April 1, 1997, was $16.75.

        The number and kind of shares of Common Stock subject to the Plan and subject to outstanding Incentives would be appropriately adjusted in the event of any change in the capital structure of the Company. The Compensation Committee may also amend the terms of any Incentive to the extent appropriate to provide participants with the same relative rights before and after the occurrence of such an event. Shares of Common Stock subject to Incentives that are cancelled, terminated or forfeited, or shares of Common Stock that are issued as Incentives and forfeited or reacquired by the Company will again be available for issuance under the Plan. Incentives that are paid in cash are not counted against the total number of shares issuable through the Plan.

        Administration of the Plan. The Compensation Committee administers the Plan and has authority to award Incentives under the Plan, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to make any other determination that it believes necessary or advisable for the proper administration of the Plan and to delegate its authority as appropriate.

        Amendments to the Plan. The Board may amend or discontinue the Plan at any time, except that any amendment that would materially increase the benefits under the Plan, materially increase the number of securities that may be issued through the Plan or materially modify the eligibility requirements must be approved by the shareholders. In addition, no amendment or discontinuance may change or impair, without the consent of the recipient thereof, an Incentive previously granted.

        Types of Incentives to Employees. The Compensation Committee will be authorized under the Plan to grant stock options, restricted stock, stock appreciation rights and performance shares, each of which is described further below.

        Stock Options. The Compensation Committee may grant non-qualified stock options or incentive stock options to purchase shares of Common Stock. The Compensation Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of the Common Stock on the date of grant. The term of an option will also be determined by the Compensation Committee, provided that the term of an incentive stock option may not exceed 10 years. The Compensation Committee may accelerate the exercisability of any stock option at any time. The Compensation Committee may also approve the purchase by the Company of an unexercised stock option from the optionee by mutual agreement for the difference between the exercise price and the fair market value of the shares covered by the option.

        The option exercise price may be paid in cash, in shares of Common Stock held for six months, in a combination of cash and shares of Common Stock or through a broker assisted exercise arrangement approved in advance by the Company.

        Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

        Restricted Stock. Shares of Common Stock may be granted by the Compensation Committee to an eligible employee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the "Restricted Period"). A Restricted Period of at least three years is required, except that if vesting of the shares is subject to the attainment of specified performance goals, a Restricted Period of one year or more is permitted. All shares of restricted stock will be subject to such restrictions as the Compensation Committee may provide in an agreement with the employee, including, among other things, that the shares are required to be forfeited or resold to the Company in the event of termination of employment or in the event specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to such shares.

        Stock Appreciation Rights. A stock appreciation right or "SAR" is a right to receive, without payment to the Company, a number of shares of Common Stock, cash or any combination thereof, the amount of which is determined pursuant to the formula described below. A SAR may be granted in conjunction with a stock option or alone without reference to any stock option. A SAR granted in conjunction with a stock option may be granted concurrently with the grant of such option or at such later time as determined by the Committee and as to all or any portion of the shares subject to the option.

        The Plan confers on the Committee discretion to determine the number of shares to which a SAR will relate as well as the duration and exercisability terms of a SAR. In the case of a SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains will be reduced in the same proportion that the holder exercises the related option. Unless otherwise provided by the Committee, a SAR will be exercisable for the same time period as any stock option to which it relates. The Committee may accelerate the exercisability of an SAR.

        Upon exercise of an SAR, the holder is entitled to receive an amount which is equal to the aggregate amount of the appreciation in the shares of Common Stock as to which the SAR is exercised. For this purpose, the "appreciation" in the shares consists of the amount by which the fair market value of the shares of Common Stock on the exercise date exceeds (a) in the case of a SAR related to a stock option, the purchase price of the shares under the option or (b) in the case of a SAR granted alone without reference to a related stock option, an amount determined by the Committee at the time of grant.

        Performance Shares. Performance Shares consist of the grant by the Company to an eligible employee of a contingent right to receive shares of Common Stock or cash with or without any payment by the employee. Each performance share will be subject to the achievement of performance objectives by the Company, a subsidiary, division or department by the end of a specified period. The number of shares granted and the performance criteria will be determined by the Compensation Committee. The award of performance shares shall not create any rights in a participant as a shareholder of the Company until the issuance of shares of Common Stock with respect to an award. Performance shares may be awarded in conjunction with the grant of dividend equivalent payment rights that entitle a participant to receive an amount equal to the cash dividends paid on an equal number of shares of Common Stock during the period beginning on the date of grant of an award and ending on the date on which the award is paid or is forfeited.

        Grant of Options to Outside Directors. The Plan provides for the automatic grant to each Outside Director of an option to acquire 1,065 shares of Common Stock on the day following the annual meeting of shareholders beginning with the 1997 annual meeting and each year thereafter that the Plan remains in effect and shares of Common Stock remain available for grant under the Plan on such dates.

        The options granted to Outside Directors become exercisable 25% per year beginning one year after grant, but become immediately exercisable in full in the event of a change of control of the Company or in the event of the Outside Director's retirement from the Board on or after reaching age 65, death or disability. No stock option granted to an Outside Director may be exercised more than 10 years after the date of grant or more than one year after termination of Board service. The exercise price of stock options granted to Outside Directors shall be equal to the fair market value of a share of Common Stock on the date of grant.

        Termination of Employment. If an employee participant ceases to be an employee of the Company for any reason, including death, any Incentive may be exercised or shall expire at such time or times as may be determined by the Committee in the Incentive agreement.

        Change of Control. In the event of a change of control of the Company, as defined in the Plan, all outstanding options and Incentives granted pursuant to the Plan shall become fully exercisable, all restrictions or limitations on any Incentives shall lapse and all performance criteria and other conditions relating to the payment of Incentives will be deemed to be achieved. Furthermore, the Compensation Committee may take such other action with respect to an option or Incentive as shall be provided in an agreement with the holder thereof.

        In the event of any merger, consolidation or reorganization of the Company with any other corporation, there shall be substituted for each of the shares of Common Stock subject to the Plan and subject to outstanding Incentives, the number and kind of shares of stock or other securities to which the holders of Common Stock will be entitled in the transaction.

        Transferability of Incentives. Options, SARs and performance shares are not transferable except (a) by will, (b) by the laws of descent and distribution, or (c) only in the case of stock options, pursuant to a domestic relations order, to family members, to a family partnership, to a family limited liability company or to a trust for the benefit of family members, if permitted by the Committee and so provided in the Incentive Agreement.

Awards To Be Granted

        If the Plan is approved by shareholders, the Committee currently intends to grant non-qualified stock options soon after the Annual Meeting to officers and employees as described in the table below. The size of the grants to officers and employees is within the discretion of the Committee and may change based upon future developments. The grants to Outside Directors will be made on the day following the Annual Meeting and grants of the same size will automatically be made under the terms of the Plan on the day following future annual meetings while the Plan remains in effect and shares of Common Stock remain available for issuance through the Plan.

                             New Plan Benefits
                     Under the Avondale Industries, Inc.
                           1997 Stock Incentive Plan

                                                         Number of Shares
     Name and Position                                  Underlying Options
     -----------------                                  ------------------
     Albert L. Bossier, Jr., Chairman of the Board,           27,826
       Chief Executive Officer and President

     Thomas M. Kitchen, Vice President, Chief Financial       13,019
       Officer, Secretary and Director

     Kenneth B. Dupont, Vice President and Director            9,761

     Anthony J. Correro, III, Director                         1,065

     Francis R. Donovan, Director                              1,065

     William A. Harmeyer, Director                             1,065

     Hugh A. Thompson, Director                                1,065

     All Executive Officers                                   50,606

     All Outside Directors                                     4,260

     All Employees Other Than Executive Officers             135,073

Federal Income Tax Consequences

     Under existing federal income tax provisions, a participant who receives stock options, SARs, performance shares or who receives shares of restricted stock that are subject to restrictions that create a "substantial risk of forfeiture" (within the meaning of Section 83 of the Code) will not normally realize any income, nor will the Company normally receive any deduction for federal income tax purposes in the year such Incentive is granted.

     When a non-qualified stock option granted pursuant to the Plan is exercised, the option holder will realize ordinary income measured by the difference between the aggregate purchase price of the shares of Common Stock as to which the option is exercised and the aggregate fair market value of the shares of Common Stock on the exercise date and, subject to the limitations of Section 162(m) of the Code, the Company will be entitled to a deduction in the year the option is exercised equal to the amount the option holder is required to treat as ordinary income.

     An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the "required holding periods"). An employee disposing of such shares before the expiration of the required holding period will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. The Company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the Common Stock received upon exercise before the expiration of the required holding period.

     If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to the shares received in replacement therefor. If the option is a non-qualified option, the income recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

     When a SAR is exercised, the employee will recognize ordinary income in the year of exercise equal to the value of the appreciation to which the employee is entitled, and subject to Section 162(m) of the Code, the Company will be entitled to a deduction in the same year and in the same amount.

     An employee who receives restricted stock or performance shares will normally recognize taxable income on the date the shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. Subject to the limitations imposed by
Section 162(m) of the Code, the Company will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee. Dividends currently paid to the participant will be taxable compensation income to the participant and deductible by the Company.

     If, upon a change in control of the Company, the exercisability or vesting of an Incentive granted under the Plan is accelerated, any excess on the date of the change in control of the fair market value of the shares or cash issued under accelerated Incentives over the purchase price of such shares, if any, may be characterized as Parachute Payments (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the "Base Amount" for such employee. The Base Amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An Excess Parachute Payment, with respect to any employee, is the excess of the Parachute Payments to such person, in the aggregate, over and above such person's Base Amount. If the amounts received by an employee upon a change in control are characterized as Parachute Payments, such employee will be subject to a 20% excise tax on the Excess Parachute Payment pursuant to Section 4999 of the Code, and the Company will be denied any deduction with respect to such Excess Parachute Payment.

     The Company has entered into change of control agreements with its three executive officers in which the Company has agreed, in the event of a change of control, to pay each such officer the amounts necessary to place the officer in the same position after payment of federal income and excise taxes as the officer would have been in if Section 4999 of the Code had not been applicable to him. See "Executive Compensation -- Change of Control Agreements." Such payment by the Company would not be deductible for federal income tax purposes.

     This summary of federal income tax consequences of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and performance shares does not purport to be complete. Reference should be made to the applicable provisions of the Code. There also may be state and local income tax consequences applicable to transactions involving Incentives.

Vote Required

     Approval of the Plan requires the affirmative vote, cast in person or by proxy, of the holders of at least a majority of the shares of Common Stock present and entitled to vote at the Meeting.

     The Board of Directors recommends a vote FOR approval of the 1997 Stock Incentive Plan.


                      SHAREHOLDER PROPOSALS
            (Items 3-5 on the accompanying proxy card)

     Set forth under this heading are three shareholder proposals, all of which are unanimously opposed by the Company's Board of Directors. As noted in further detail below all of these proposals were submitted to the Company pursuant to Rule 14a-8 of the Exchange Act, and therefore, in accordance with such rule, each of those proposals is set forth in full below and is accompanied by the proponent's statement in support thereof.

     The Board of Directors unanimously recommends a vote AGAINST each of the shareholder proposals.

Statement  by  the  Board  of  Directors  in  Opposition  to  all   three
shareholder proposals

     The proposals submitted under Rule 14a-8 (the "Rule 14a-8 Proposals"), and the statements in support thereof, were submitted by three Company employees, Messrs. Angus Fountain, Steve Rodriguez and Roger McGee, Sr., each of whom holds his shares of the Company's Common Stock as a participant in the Avondale Employee Stock Ownership Plan (the "ESOP"). All three of the proposals submitted for the 1997 Annual Meeting are substantially identical to proposals submitted by the same nominal proponents for the 1995 and 1996 Annual Meetings (and two of them are also substantially identical to proposals submitted by a "Shareholders Committee" for the 1994 Annual Meeting), and all were overwhelmingly rejected by the Company's shareholders at the 1994, 1995 and 1996 Annual Meetings. The Board believes that the submission of these three proposals is a continuation of the "corporate campaign" waged against the Company by the United Brotherhood of Carpenters and Joiners of America (the "UBC") and its affiliate, the Metal Trades Department, AFL-CIO (the "AFL-CIO", and collectively with the UBC, the "Union"), and follows upon similar campaigns sponsored by the Union during the Company's last three annual meetings.

     The Board of Directors unanimously opposes each of the three shareholder proposals that are described below. The specific "corporate governance" reasons for the Board's opposition to these proposals are set forth under "Board of Directors' Statement in Opposition" that follows each of the proposals. Each of these proposals attempts to undermine the authority of the Board of Directors to manage the Company, and thereby diminish the ability of the Board to deal resolutely with the Union. The Board believes that it is the Union's hope that success in obtaining support for any of the three proposals will demonstrate a lack of confidence by the Company's shareholders in the Board of Directors.

     It is apparent to your Board of Directors that the proposals and the Union's corporate campaign are not in any sense motivated by a legitimate desire to advance the best interests of the Company's shareholders. Instead, the Union's tactics are a misguided effort to pressure management to accede to the Union's demands as well as to give to the Company's employees the appearance that the Union is actively working on their behalf. The Board of Directors asks for your vote against each of the three shareholder proposals in order to discourage the Union from continuing to employ its abusive tactics. However, in addition to objecting to these proposals because the Board and management believe they are Union-sponsored, the Board and management also believe that each of the proposals should be rejected by the shareholders for the reasons set forth under the Company's specific "Statements in Opposition" which immediately follow each of the three proposals and the proponent's statement in support thereof.

Shareholder Proposals

     The following three shareholder proposals were submitted by Messrs. Angus Fountain, Steve Rodriguez and Roger McGee, Sr., respectively, each of whom has notified the Company that he is the beneficial owner of more than $1,000 of the Company's Common Stock and intends to remain a beneficial holder of these shares through the date of the 1997 Annual Meeting. Information regarding the addresses of each of these shareholders will be furnished by the Company to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor. For the reasons set forth in its Statement in Opposition above and its individual Statements in Opposition immediately following each proposal, none of these proposals is supported by the Board of Directors and the Board of Directors unanimously urges you to vote AGAINST each of the three proposals.

A.   Shareholder Proposal Regarding Shareholder Rights Plan
     (Item 3 on the accompanying Proxy Card)

     The resolution submitted by Mr. Fountain is as follows:

          RESOLVED: That the shareholders of Avondale Industries, Inc. ("Company") urge the Board of Directors to redeem the rights issued pursuant to the Stockholder Protection Rights Plan (unilaterally adopted by the Board of Directors on September 26, 1994) unless a majority of voting shares approve of these rights at a meeting of shareholders held as soon as is practical.

Shareholder's Supporting Statement

     This proposal received 49% of the vote last year. Avondale's Stockholder Protection Rights Plan, commonly referred to as a "poison pill," is an extremely powerful anti-takeover device that effectively prevents a buyout or replacement of the board of directors without the prior approval of the incumbent board of directors. The purpose of Avondale's poison pill is to force shareholders interested in purchasing the Company to negotiate with the board of directors instead of making a tender offer directly to shareholders that would allow them to receive an above market price in exchange for their shares.

     Under Avondale's Stockholder Protection Rights Plan, the board of directors may designate a shareholder owning 15% or more of the Company's stock a hostile bidder and trigger the poison pill. Once triggered, all shareholders, except the shareholder designated a hostile bidder, can purchase one new share at half the market price for each share previously owned. Triggering a poison pill would largely deplete the retained earnings of the Company and reduce the value of the potential bidder's investment in Avondale by half. It is this draconian financial penalty that forces a potential bidder to negotiate with the board.

     We believe poison pills hurt long-term shareholder value in two ways:

     1. We believe a poison pill is a powerful anti-takeover defense that makes it extremely difficult to replace a board of directors and senior management team whose performance is deemed inadequate by shareholders.

     2. We believe poison pills force potential buyers to work through the board, making it more difficult to prepare an offer to shareholders. We believe this added obstacle reduces the probability that a potential buyer will make an offer to shareholders to buy the Company.

     We strongly believe that it is the shareholders (who are the owners of the Company), not the directors and managers (who merely act as agents for the owners), who should have the right to decide what is or is not a fair price for their shareholdings. Poison pills take this decision away from shareholders by forcing potential acquirors to negotiate with management through the threat of severe dilution.

     In the past five years, precatory shareholder proposals to redeem or allow shareholder votes on poison pills have received majority support at 24 U.S. publicly-traded companies including Advanced Micro Devices, Community Psychiatric Centers, Intel, Ryder and Wellman in 1994 alone. Furthermore, since 1990 Philip Morris, Time Warner, United Technologies, Lockheed and La Quinta Inns have voluntarily redeemed their poison pills. None of these companies have experienced coercive or abusive takeover tactics after the redemption of their poison pills.

Board of Directors' Statement in Opposition

     The Board first notes that there are several inaccuracies in the proponent's supporting statement, including his report of last year's vote. In fact, as reported in the Company's Form 10-Q for the second quarter of 1996, over 65% of the vote present at the 1996 Annual Meeting was cast against the proposal regarding the redemption of rights issued pursuant to the Avondale Stockholder Protection Rights Plan. Moreover, although the proponent has listed a handful of companies at which shareholder proposals requesting the redemption of a rights plan apparently received a majority of the votes cast, most of these companies did not redeem their rights plans and several re-adopted rights plans to replace existing rights plans that were expiring. Moreover, some companies listed by the proponent as having redeemed their rights plans in fact have current rights plans or simply allowed their rights plan to expire in accordance with its terms. While a number of companies may have redeemed their rights, there is no indication as to the circumstances that may have led the Boards of Directors of those companies to conclude that such action was in the best interest of their respective company's shareholders.

     In adopting a shareholder protection rights plan (the "Rights Plan"), the Board's goal was (and still is) to protect the interests of the Company and all shareholders. The Rights Plan is designed to protect against attempts to acquire the Company for an inadequate price and to protect against abusive practices that do not treat all shareholders equally, such as coercive, partial or two-tiered bids and stock accumulation programs in which all shareholders do not share in the premium associated with a change in control. Such practices can, and are often intended to, pressure shareholders into tendering their investments prior to realizing the full value or total potential of such investments. The Rights Plan also permits the Board to deal more effectively with "greenmail" transactions where an acquiring person seeks a large short-term profit at the expense of the Company and its shareholders.

     The Rights Plan is intended to create an incentive for a potential acquiror to negotiate in good faith with the Board. The Plan also gives the Board a greater period of time within which it can properly evaluate, and respond in an orderly and considered manner to, an unsolicited bid. This additional time is important because hostile bidders frequently seek to "stampede" shareholders into accepting their offer at an unfair price. The Rights Plan positions the Board to negotiate a higher price for the shareholders, from the original bidder or a third party, when the sale of the Company is considered to be in the best interests of the Company and its shareholders. Even though a bidder may offer a premium over the current market price of the target company's stock, that premium does not necessarily recognize the inherent value of the target company. The bidder, of course, can be expected to act in its own self interest; in other words, to try to acquire the target company at the lowest possible price and to pressure shareholders into selling. The Rights Plan provides, in the Board's opinion, valuable shareholder protection against that happening.

     The Board's overriding objective in adopting the Plan was to preserve and obtain the Company's long-term value for the benefit of all of its shareholders. The Board believes there is strong empirical evidence that such plans better position the Board to meet this objective.

     The Rights Plan is not intended to, and will not, prevent unsolicited, non-abusive offers to acquire the Company at a fair price. The Rights Plan simply strengthens the ability of the Board to fulfill its fiduciary responsibilities to the Company's shareholders because it provides the Board with the opportunity to evaluate the fairness of any unsolicited offer and the credibility of the bidder. The Board's ability to negotiate with a potential acquiror on behalf of all shareholders is significantly greater than that of the shareholders individually. Of course, in deciding whether to redeem the rights in connection with any unsolicited offer, the Board will be bound by its fiduciary obligations to act in the best interests of the Company and its shareholders.

     The Board of Directors adopted the Rights Plan in September 1994 following its review of comprehensive analytical materials presented to the Board by a well-regarded independent investment banking firm and special outside legal counsel and a face-to-face presentation made by such investment banking firm and legal counsel to the Board. Based on such review and the respective advice of such firms, the Board believes that the adoption and continuing existence of the Rights Plan is in the best interests of the Company and shareholders and will not deter a suitably-financed offer that is made at a fair price to all shareholders. The success of any such offer will of course depend on various factors, including the source of the bidder's financing. More than 1,000 U.S. corporations, including other companies engaged in businesses similar to the Company's, have adopted shareholder protection plans similar to the Rights Plan, including Western Atlas, Inc., Litton Industries Inc., McDermott International Inc., McDonnell Douglas Corporation, Reebok International, Inc., Georgia Pacific Corporation, General Dynamics Corporation, Martin Marietta Corporation, Tenneco, Inc. and Walt Disney Co.

     Under Louisiana law, the Board has the responsibility to manage and direct the Company's business and affairs, and the Board believes that the adoption of the Rights Plan was a valid exercise of that responsibility. The Board believes that the proper time to consider redemption of the rights is at the time a specific acquisition proposal is made. Redemption of the rights prior to that time would be premature and would remove any incentive for a potential acquiror to negotiate with the Board so that the shareholders are treated fairly and, in the Board's view, would potentially reduce the long-term value for all shareholders.

     The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

B.   Shareholder Proposal Regarding Confidential Voting
     (Item 4 on the accompanying Proxy Card)

          The resolution submitted by Mr. Rodriguez is as follows:

          RESOLVED: To amend Section 2.7 of Avondale Industries, Inc.'s ("Corporation") by-laws by adding the following language after the existing language:

          The voting of all proxies, consents and authorizations be secret, and no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Corporation's state of incorporation. Further, the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.

Shareholder's Supporting Statement

     It is the proponent's believe that it is vitally important that a system of confidential proxy voting be established at our Corporation. Confidential balloting is a basic tenet of our political electorial process that ensures its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to corporate owners and our national economy.

     The implementation of a confidential voting system would enhance shareholder rights in several ways.

     First, absent confidential voting, incumbent managers and directors have the power to review incoming proxies prior to a tabulation of votes and resolicit proxies from shareholders voting against management. Independent board candidates and shareholders submitting advisory proposals or by-law changes are not allowed to see proxy votes. This non-confidential system provides an unfair advantage to incumbents.

     Second, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retribution. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

     Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with their feet," not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed, and used in a more effective and efficient manner.

     Confidential voting is gaining popularity. Approximately 156 major U.S. publicly-traded companies had adopted confidential proxy voting procedures for corporate elections. The list of Fortune 500 companies with confidential voting includes AT&T, US West, American Express, American Brands, Coca Cola, CitiCorp, Gillette, Exxon, Sara Lee, JP Morgan, Bear Stearns, General Electric, General Mills, General Motors, Colgate-Palmolive, American Home Products, Honeywell, Avon Products, 3M, Du Pont, Boeing, Lockheed, Rockwell International, Amoco, Mobil, Eastman Kodak, IBM, Xerox and many others. It's time for our Corporation to do the same.

     For  the  reasons  outlined  above,  we  urge  you  to VOTE FOR THIS
PROPOSAL.

Board of Directors' Statement in Opposition

     The Board does not believe that the implementation of this proposal is justified. Any shareholder desiring to have his or her ownership and vote confidential has a means readily available to do so merely by placing his or her shares in a nominee account. Additionally, the Board believes that it is to the Company's benefit that the Board have the ability to know the opinion of the Company's major shareholders on important initiatives because it enables the Board to better communicate with the Company's shareholders with respect to initiatives it deems important to the Company and its shareholders as a whole, as well as to better understand the reasons for any opposition to such initiatives by major shareholders. Moreover, under the terms of the ESOP, employees and other participants in the ESOP already vote confidentially, with their votes tabulated by a "Big Six" auditing firm. The participant's voting cards are returned directly to the auditing firm and no information regarding how individual participants vote is provided to the Company's management. Finally, the Board believes that the proponent's expressed concern that the absence of confidential voting protection has a potentially chilling effect on the free exercise of voting rights by the Company's shareholders is naive and misplaced. It has not been the experience of the Company's management that its shareholders are reluctant to communicate with management because of the absence of confidential voting procedures. Thus, the Board of Directors does not believe the adoption of a system of confidential voting is warranted.

     The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

C.   Shareholder Proposal Regarding Board Declassification

     (Item 5 on the accompanying Proxy Card)

     The resolution submitted by Mr. McGee, Sr., is as follows:

          RESOLVED:  To amend Section 3.3 of Avondale Industries,  Inc.'s
     ("Company")   bylaws   by   replacing  existing  language  with  the
     following:

          All directors shall stand for election annually.

Shareholder's Supporting Statement

     Avondale Industries currently divides its board into three classes. Each class of directors has three year terms and the terms are staggered so that only one-third of the board of directors is elected at any given time.

     The election of corporate directors is the primary avenue in the American corporate governance system for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by our Company's current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

     Concerns that the annual election of all directors would leave our Company without experienced Board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

     Most alarming is that the staggered Board can help insulate directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire Board which is pursuing failed policies. Regardless of whether you believe the current Board and management team is performing satisfactorily or not, we believe it is clearly in the best interest of the Company and its shareholders that a process be in place that allows shareholders to take definitive action if they believe the Board is failing to realize the full potential of the Company's assets.

     We believe that allowing shareholders to annually register their views on the performance of the Board collectively and each director individually is one of the best method's to insure that our Company will be managed in the best interests of the shareholders.

     We urge you to VOTE FOR THIS RESOLUTION.

Board of Directors' Statement in Opposition

     The Company's Board is divided into three classes of directors serving three-year staggered terms, with one class being elected each year. The Board believes the election of directors by classes is advantageous to the Company and its shareholders because, by providing that the directors will serve three-year terms rather than one-year terms, it enhances the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board, a stability that has been fundamental in the Company's recent successes. Stability and continuity at the Board level also permits the Board to represent more effectively the interests of all shareholders, including responding to circumstances created by demands or actions of a single shareholder or a small group of shareholders. Board classification is also intended to deter any person seeking to acquire control of the Company from initiating such action through a surprise proxy contest designed to result in a change of control of the Company in a single election. Finally, the Board points out that this provision is contained not only in the Company's By-laws but also in its Articles of Incorporation and that the shareholder proposal, by seeking only an amendment to the Company's By-laws, would result in a direct conflict between the Company's Articles of Incorporation and By-laws which would be unlawful under the Louisiana Business Corporation Law. Moreover, the Board notes that this provision of the Company's Articles of Incorporation was approved by the Company's shareholders in 1990 when they voted upon the re-incorporation of the Company in Louisiana.

     The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

                          OTHER MATTERS

Quorum and Voting of Proxies

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum. If a quorum is present,

          (a)  directors will be elected by plurality vote;

          (b) the Shareholder Proposals proposing amendments to the Company's By-laws with respect to:

               (i)  Confidential Voting (Item 4); and

               (ii) Board Declassification (Item 5)

must receive the affirmative vote of 80% of the total outstanding Common Stock; and

          (c)  (i)  the proposal to adopt the 1997  Stock  Incentive Plan
                    (Item 2);

               (ii) the   Shareholder   Proposal  urging  the  Board   of
                    Directors to redeem the Shareholder Rights Plan (Item
                    3); and

               (ii) any  other  matters  properly   brought  before  such
                    meeting

must receive the approval of a majority of the shares of Common Stock present or represented at the Annual Meeting.

     If a quorum is not present, those shareholders present may adjourn the meeting to such time and place as they may determine; however, with respect to the election of directors, the meeting may be adjourned only from day to day until such directors are elected. Those shareholders who attend the second such adjournment will constitute a quorum for the purpose of electing directors.

     All proxies in the form enclosed that are received by the Board of Directors will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above, for the 1997 Stock Incentive Plan and against each of the three shareholder proposals.

     Shares as to which proxy authority to vote for any nominee for election as a director is withheld by a shareholder and shares that have not been voted by brokers who hold shares on behalf of the beneficial owner ("broker non-votes") will not be counted as voted for any affected nominees, the proposal to adopt the 1997 Stock Incentive Plan, or any of the Shareholder Proposals. With respect to each of the Shareholder Proposals identified as Items 4 and 5, which require the affirmative vote of 80% of the outstanding Common Stock in order to be adopted, abstentions and broker non-votes will have the effect of a vote against the proposal. With respect to the proposal to adopt the 1997 Stock Incentive Plan identified as Item 2, the Shareholder Proposal identified as Item 3 and any other matter (other than the election of directors) that may be properly brought before the Annual Meeting, which require the affirmative vote of a majority of the voting power present at the Annual Meeting, abstentions will have the effect of a vote against the proposal while broker non-votes will be counted as not present with respect to the proposal and therefore will not have an effect on the outcome of the vote with respect to such proposal.

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than the election of directors, adoption of the 1997 Stock Incentive Plan and the three Shareholder Proposals. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Independent Public Auditors

     The Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ended December 31, 1997. Deloitte & Touche LLP and its predecessors have served as the Company's auditors since 1987. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Shareholder Proposals for 1998 Annual Meeting

     Any shareholder who desires to present a proposal qualified for inclusion in the Company's proxy materials relating to the 1998 annual shareholders' meeting must forward the proposal to the Secretary of the Company at the address shown on the first page of this Proxy Statement in time to arrive at the Company prior to December 18, 1997. The Company's By-laws also require any shareholder who desires to present a proposal before the 1998 annual shareholders' meeting to notify the Secretary of the Company of such intent no later than December 18, 1997.

                              BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ Thomas M. Kitchen

                                      Thomas M. Kitchen
                                          Secretary
Avondale, Louisiana
April 17, 1997

                                                        EXHIBIT A

                    AVONDALE INDUSTRIES, INC.
                    1997 STOCK INCENTIVE PLAN


     1. Purpose. The purpose of the 1997 Stock Incentive Plan (the "Plan") of Avondale Industries, Inc. ("Avondale") is to increase shareholder value and to advance the interests of Avondale and its subsidiaries (collectively, the "Company") by furnishing a variety of economic incentives (the "Incentives") designed to attract, retain and motivate key employees, officers and directors and to strengthen the mutuality of interests between such persons and Avondale's shareholders. Incentives may consist of opportunities to purchase or receive shares of common stock, $1.00 par value per share, of Avondale (the "Common Stock"), monetary payments or both, on terms determined under the Plan. As used in the Plan, the term "subsidiary" means any corporation of which Avondale owns (directly or indirectly) within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the "Code"), 50% or more of the total combined voting power of all classes of stock.

     2.   Administration.

          2.1 Composition. The Plan shall be administered by the compensation committee (the "Committee") of the Board of Directors of Avondale. The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act"), as currently in effect or any successor rule, and (b) qualify as an "outside director" under
     Section 162(m) of the Code.

          2.2 Authority. The Committee shall have plenary authority to award Incentives under the Plan, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to enter into agreements with participants as to the terms of the Incentives (the "Incentive Agreements") and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Its decisions in matters relating to the Plan shall be final and conclusive on the Company and participants. The Committee may delegate its authority hereunder to the extent provided elsewhere herein. The Committee shall not have authority to award Incentives under the Plan to directors of Avondale who are not also full-time employees of the Company ("Outside Directors"). Outside Directors may receive awards under the Plan only as specifically provided in
     Section 10 hereof.

     3. Eligible Employees. Key employees of the Company (including officers and directors who are full-time employees of the Company, but excluding Outside Directors) shall become eligible to receive Incentives under the Plan when designated by the Committee. Employees may be designated individually or by groups or categories, as the Committee deems appropriate. With respect to participants not subject to Section 16 of the 1934 Act and not covered employees under Section 162(m) of the Code, the Committee may delegate its authority to designate participants, to determine the size and type of Incentive to be received by those participants and to determine or modify performance objectives for those participants.

     4. Types of Incentives. Incentives may be granted under the Plan in any of the following forms, either individually or in combination:
(a) incentive stock options and non-qualified stock options; (b) stock appreciation rights ("SARs"); (c) restricted stock; and (d) performance shares.

     5.   Shares Subject to the Plan.

          5.1 Number of Shares. Subject to adjustment as provided in Section 11.5, a total of 1,430,000 shares of Common Stock are authorized to be issued under the Plan. Incentives with respect to no more than 45,000 shares of Common Stock may be granted through the Plan to a single participant in one calendar year. In the event that a stock option, SAR or performance share granted hereunder expires or is terminated or cancelled prior to exercise or payment, any shares of Common Stock that were issuable thereunder may be issued again under the Plan. In the event that shares of Common Stock are issued as Incentives under the Plan and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may be issued again under the Plan. If an Incentive is to be paid in cash by its terms, the Committee need not make a deduction from the shares of Common Stock issuable under the Plan with respect thereto. If and to the extent that an Incentive may be paid in cash or shares of Common Stock, the total number of shares available for issuance hereunder shall be decreased by the number of shares payable under such Incentive, provided that upon any payment of all or part of such Incentive in cash, the total number of shares available for issuance hereunder shall be increased by the appropriate number of shares represented by the cash payment, as determined in the sole discretion of the Committee. Additional rules for determining the number of shares granted under the Plan may be made by the Committee, as it deems necessary or appropriate.

          5.2 Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

     6. Stock Options. A stock option is a right to purchase shares of Common Stock from Avondale. Stock options granted under this Plan may be incentive stock options or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

          6.1 Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 11.5; provided that in no event shall the option price be less than the Fair Market Value of a share of Common Stock on the date of grant.

          6.2 Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to adjustment as provided in Section 11.5.

          6.3 Duration and Time for Exercise. The term of each stock option shall be determined by the Committee. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee. The Committee may accelerate the exercisability of any stock option.

          6.4 Repurchase. Upon approval of the Committee, the Company may repurchase a previously granted stock option from a participant by mutual agreement before such option has been exercised by payment to the participant of the amount per share by which: (i) the Fair Market Value (as defined in Section 11.12) of the Common Stock subject to the option on the date of purchase exceeds (ii) the exercise price.

          6.5 Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid (a) by cash, uncertified or certified check or bank draft, (b) by delivery of shares of Common Stock held by the optionee for at least six months in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value on the date such option is exercised, (c) by delivering a properly executed exercise notice together with irrevocable instructions to a broker approved by the Company (with a copy to the Company) to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price or (d) in such other manner as may be authorized from time to time by the Committee. In the case of delivery of an uncertified check upon exercise of a stock option, no shares shall be issued until the check has been paid in full. Prior to the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a shareholder.

          6.6 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as Incentive Stock Options (as such term is defined in Section 422A of the Code):

               (a) Any Incentive Stock Option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as Incentive Stock Options.

               (b) All Incentive Stock Options must be granted within ten years from the date on which this Plan is adopted by the Board of Directors.

               (c) Unless sooner exercised, all Incentive Stock Options shall expire no later than ten years after the date of grant.

               (d) The option price for Incentive Stock Options shall be not less than the Fair Market Value of the Common Stock subject to the option on the date of grant.

               (e) No Incentive Stock Options shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422A of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

               (f) The aggregate Fair Market Value (determined with respect to each Incentive Stock Option as of the time such Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of the Company or any of its subsidiaries) shall not exceed $100,000. To the extent this $100,000 limitation is exceeded, the options that relate to the excess shall be treated as non-qualified stock options.

     7.   Restricted Stock.

          7.1 Grant of Restricted Stock. The Committee may award shares of restricted stock to such key employees as the Committee determines to be eligible pursuant to the terms of Section 3. An award of restricted stock may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. To the extent restricted stock is intended to qualify as performance based compensation under Section 162(m) of the Code, it must meet the additional requirements imposed thereby.

          7.2 The Restricted Period. At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted (the "Restricted Period"). Each award of restricted stock may have a different Restricted Period. A Restricted Period of at least three years is required, except that if vesting of the shares is subject to the attainment of specified performance goals, a Restricted Period of one year or more is permitted. The expiration of the Restricted Period shall also occur as provided under Section 11.11.

          7.3 Escrow. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

          The transferability of this certificate and the shares of Common Stock represented by it is subject to the terms and conditions (including conditions of forfeiture) contained in the Avondale Industries, Inc. 1997 Stock Incentive Plan (the "Plan") and an agreement entered into between the registered owner and Avondale Industries, Inc. thereunder. Copies of the Plan and the agreement are on file and available for inspection at the principal office of the Company.

          7.4 Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

          7.5 Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 11.5 due to a recapitalization, merger or other change in capitalization.

          7.6 Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided for in Section 7.2 and in the Incentive Agreement or an amendment thereto, the restrictions applicable to the restricted stock shall lapse and a stock certificate for the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends other than those required by law, to the participant or the participant's estate, as the case may be.

          7.7 Rights as a Shareholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares.

     8. Stock Appreciation Rights. A SAR is a right to receive, without payment to the Company, a number of shares of Common Stock, cash or any combination thereof, the amount of which is determined pursuant to the formula set forth in Section 8.4. A SAR may be granted (a) with respect to any stock option granted under the Plan, either concurrently with the grant of such stock option or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the stock option), or (b) alone, without reference to any related stock option. Each SAR granted by the Committee under the Plan shall be subject to the following terms and conditions:

          8.1 Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to Section 5.1 and subject to adjustment as provided in Section 11.5. In the case of a SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the option exercises the related stock option.

          8.2 Duration and Time for Exercise. The term and exercisability of each SAR shall be determined by the Committee. Unless otherwise provided by the Committee in the Incentive Agreement, each SAR issued in connection with a stock option shall become exercisable at the same time or times, to the same extent and upon the same conditions as the related stock option. The Committee may in its discretion accelerate the exercisability of any SAR at any time.

          8.3 Exercise. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The Company shall, within 30 days of receipt of notice of exercise, deliver to the exercising holder certificates for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled pursuant to Section 8.4.

          8.4 Payment. Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock, the number of shares of Common Stock that shall be issuable upon the exercise of an SAR shall be determined by dividing:

               (a) the number of shares of Common Stock as to which the SAR is exercised multiplied by the dollar amount of the appreciation in such shares (for this purpose, the "appreciation" shall be the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the Exercise Date exceeds (1) in the case of a SAR related to a stock option, the purchase price of the shares of Common Stock under the stock option or (2) in the case of a SAR granted alone, without reference to a related stock option, an amount equal to the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Section 11.5); by

               (b) the Fair Market Value of a share of Common Stock on the Exercise Date.

          In lieu of issuing shares of Common Stock upon the exercise of a SAR, the Committee may elect to pay the holder of the SAR cash equal to the Fair Market Value on the Exercise Date of any or all of the shares that otherwise would be issuable. No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of a SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the Exercise Date or to purchase the portion necessary to make a whole share at its Fair Market Value on the Exercise Date.

     9. Performance Shares. A performance share consists of an award that may be paid in shares of Common Stock or in cash, as described below. The award of performance shares shall be subject to such terms and conditions as the Committee deems appropriate.

          9.1 Performance Objectives. Each performance share will be subject to performance objectives for Avondale or one of its subsidiaries, divisions or departments to be achieved by the end of a specified period. The number of performance shares awarded shall be determined by the Committee and may be subject to such terms and conditions as the Committee shall determine. If the performance objectives are achieved, each participant will be paid (a) a number of shares of Common Stock equal to the number of performance shares initially granted to that participant; (b) a cash payment equal to the Fair Market Value of such number of shares of Common Stock on the date the performance objectives are met or such other date as may be provided by the Committee or (c) a combination of shares of Common Stock and cash, as may be provided by the Committee. If such objectives are not met, each award of performance shares may provide for lesser payments in accordance with a pre-established formula set forth in the Incentive Agreement. Notwithstanding the foregoing, unless otherwise provided in the Incentive Agreement, the Committee may in its discretion declare the performance objectives achieved or waived. To the extent a performance share is intended to qualify as performance based compensation under Section 162(m) of the Code, it must meet the additional requirements imposed thereby.

          9.2 Not a Shareholder. The award of performance shares to a participant shall not create any rights in such participant as a shareholder of the Company, until the payment of shares of Common Stock with respect to an award, at which time such stock shall be considered issued and outstanding.

          9.3 Dividend Equivalent Payments. A performance share award may be granted by the Committee in conjunction with dividend equivalent payment rights or other such rights. Dividend equivalent payments may be made to the participant at the time of the payment of the dividend or issuance of the other right or at the end of the specified performance period or may be deemed to be invested in additional performance shares at the Fair Market Value of a share of Common Stock on the date of payment of the dividend or issuance of the right.

     10.  Stock Options for Outside Directors

          10.1 Eligibility. Each Outside Director shall be automatically granted a non-qualified stock option to acquire 1,065 shares of Common Stock on the day following the annual meeting of shareholders beginning with the 1997 annual meeting of shareholders and thereafter on the day following subsequent annual meetings of shareholders for as long as the Plan remains in effect and shares of Common Stock remain available for grant under Section 5.1 hereof.

          10.2 Exercisability of Stock Options. The stock options granted to Outside Directors under this Section 10 shall become exercisable as follows:

          25% of the total number of shares covered by the stock options beginning one year after the date of grant;

          50% of the total number of shares covered by the stock options beginning two years after the date of grant, less any shares previously issued;

          75% of the total number of shares covered by the stock options beginning three years after the date of grant, less any shares previously issued;

          100% of the total number of shares covered by the stock options beginning four years after the date of grant, less any shares previously issued;

     provided, however, that such stock options shall become immediately exercisable under Section 11.11 hereof and in the event of retirement from the Board on or after reaching age 65, death or disability. No stock option granted to an Outside Director under the terms of this
     Section 10 may be exercised more than ten years after the date of grant.

          10.3 Exercise Price. The per share exercise price of stock options granted to Outside Directors shall be equal to 100% of the Fair Market Value as defined in the Plan, of a share of Common Stock on the date of grant.

          10.4 Exercise after Termination of Board Service. In the event that an Outside Director ceases to serve on the Board of Directors for any reason, the stock options granted hereunder must be exercised, to the extent otherwise exercisable, within one year from the date of termination of Board service, but in no event later than ten years after the date of grant.

     11.  General.

          11.1 Duration. Subject to Section 11.10, the Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

          11.2  Transferability  of  Incentives.    Options,   SARs   and
     performance shares granted under the Plan may not be transferred except:

               (a)  by will;

               (b)  by the laws of descent and distribution; or

               (c) in the case of stock options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) pursuant to a domestic relations order, as defined in the Code, (ii) to Immediate Family Members, (iii) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the only partners, (iv) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the only members, or (v) to a trust for the sole benefit of Immediate Family Members. "Immediate Family Members" shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a non-qualified stock option.

     Stock options or SARs may be exercised during the lifetime of a participant only by the participant, by the participant's guardian or legal representative or, in the case of stock options, by a permitted transferee as provided in (c) above. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Incentive, or levy of attachment or similar process upon the Incentive not specifically permitted herein, shall be null and void and without effect.

          11.3 Effect of Termination of Employment or Death. In the event that an employee participant ceases to be an employee of the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee in the Incentive Agreement.

          11.4  Additional  Condition.   Anything in  this  Plan  to  the
     contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

          11.5 Adjustment. In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted for each of the shares of Common Stock then subject to the Plan, including shares subject to restrictions, options, or achievement of performance share objectives, the number and kind of shares of stock or other securities to which the holders of the shares of Common Stock will be entitled pursuant to the transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the reasonable discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.

          11.6 Incentive Agreements. The terms of each Incentive shall be stated in an agreement approved by the Committee.

          11.7 Withholding. At any time that a participant is required to pay to the Company an amount required to be withheld under the applicable income tax laws in connection with the issuance of shares of Common Stock under the Plan or upon the lapse of restrictions on shares of restricted stock, the participant may, subject to the Committee's right of disapproval, satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold from the distribution shares of Common Stock having a value equal to the amount required to be withheld. The value of the shares withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the "Tax Date").

          Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections. If a participant makes an election under Section 83(b) of the Internal Revenue Code with respect to shares of restricted stock, an Election is not permitted to be made.

          A participant may also satisfy his or her total tax liability related to an Incentive by delivering shares of Common Stock that have been owned by the participant for at least six months. The value of the shares delivered shall be based on the Fair Market Value of the Common Stock on the Tax Date.

          11.8 No Continued Employment. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

          11.9 Deferral Permitted. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive Agreement. Payment may be deferred at the option of the participant if provided in the Incentive Agreement.

          11.10 Amendment of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment or discontinuance shall change or impair, without the consent of the recipient, an Incentive previously granted; and provided further, that an amendment to materially increase the number of shares of Common Stock issuable through the Plan, materially modify the eligibility requirements or materially increase the benefits under the Plan must be approved by the shareholders of the Company.

          11.11.  Change of Control.

               (a) A Change of Control shall mean:

                    (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 25% of the outstanding shares of the Common Stock; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

                         a) any acquisition of Common Stock directly from
               the Company,

                         b) any acquisition of Common Stock by the Company,

                         c) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

                         d) any acquisition of Common Stock by any corporation pursuant to a transaction that complies with clauses a), b) and c) of subsection (iii) of this Section 9.10(a); or

                    (ii) individuals who, as of the date this Plan was adopted by the Board of Directors (the "Approval Date"), constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Approval Date whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

                    (iii) consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination,

                         a) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock and the voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this clause a) and clauses b) and c), shall include a corporation that as a result of such transaction owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries), and

                         b)  except  to the extent  that  such  ownership
               existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and

                         c) at least  a  majority  of  the members of the
               board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                    (iv) approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company.

               (b) Upon a Change of Control, or immediately prior to the closing of a transaction that will result in a Change of Control if consummated, all outstanding options and SARs granted pursuant to the Plan shall automatically become fully exercisable, all restrictions or limitations on any Incentives shall lapse and all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved and waived by the Company, without the necessity of action by any person.

               (c) The Committee may take such other action with respect to an Option or Incentive as shall be provided in an agreement with the holder thereof.

          11.12 Definition of Fair Market Value. Whenever "Fair Market Value" of Common Stock shall be determined for purposes of this Plan, it shall be determined as follows: (a) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the applicable date, or if no sale of the Common Stock shall have been made on that day, on the next preceding day on which there was a sale of the Common Stock; (b) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (c) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the applicable date as established by the Committee in good faith.

Adopted by the Board of Directors _______________, 1996.



                        AVONDALE INDUSTRIES, INC.
                          POST OFFICE BOX 50280
                       AVONDALE, LOUISIANA  70150

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVONDALE INDUSTRIES, INC.

        The undersigned hereby appoints Bruce L. Hicks and Eugene K. Simon, Jr., or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Avondale Industries, Inc. held of record by the undersigned on April 10, 1997 at the annual meeting of shareholders to be held on May 23, 1997, or any adjournment thereof.

                             COMPANY PROPOSALS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR BOTH OF THE NOMINEES LISTED BELOW AND FOR PROPOSAL NUMBER 2 BELOW:

1.    Election of Directors

      [  ]  FOR all nominees listed below            [  ]  WITHHOLD AUTHORITY
            (except as marked to the                       to vote for all
            contrary below)                                all nominees listed
                                                           below

    INSTRUCTIONS:     To withhold authority to vote for any nominee, strike
                      a line through the nominee's name listed below.

      Albert L. Bossier, Jr.                          Hugh A. Thompson

2.     Adoption of Avondale Industries, Inc. 1997 Stock Incentive Plan


       [  ]   FOR         [  ]    AGAINST        [  ]   ABSTAIN


                            SHAREHOLDER PROPOSALS

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST SHAREHOLDER PROPOSALS 3 THROUGH 5, BY CHECKING THE BOX MARKED "AGAINST."

3.    Shareholder Rights Plan Proposal

       [  ]   AGAINST     [  ]    FOR            [  ]   ABSTAIN

4.    Confidential Voting Proposal

       [  ]   AGAINST     [  ]    FOR            [  ]   ABSTAIN

5.    Board of Directors Declassification Proposal

      [  ]    AGAINST     [  ]    FOR            [  ]   ABSTAIN


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR BOTH OF THE DIRECTOR NOMINEES NAMED ABOVE AND PROPOSAL 2 AND AGAINST PROPOSALS 3 THROUGH 5. THE PROXY HOLDERS NAMED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.



                                       Date:  ____________________, 1997


                                       ______________________________________
                                              Signature of Shareholder

                                       ______________________________________
                                       Additional Signature, if held jointly

                                  PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.
                                  WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                  ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
                                  GIVE FULL TITLE AS SUCH.  IF A CORPORATION,
                                  PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT
                                  OR OTHER AUTHORIZED OFFICER.  IF A
                                  PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME
                                  BY AUTHORIZED PERSON.

                                  PLEASE MARK, SIGN, DATE AND RETURN THIS
                                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.